Exhibit 99.1

Mitek Names MIT Entrepreneurship Educator and Business Leader, Bill Aulet, to Board of Directors

Mr. Aulet brings additional experience with high growth private and public technology companies as well as identity verification and facial recognition technologies

SAN DIEGO, CA., January 27, 2015 — Mitek (NASDAQ: MITK, www.miteksystems.com), the leading innovator of mobile imaging for financial transactions and identification, today announced the addition of Bill Aulet to the board of directors.

“Bill brings a wealth of experience and technology expertise to our board. His strong background in identity verification and facial recognition technologies makes him especially qualified to serve on our board and to provide strategic direction for our mobile imaging and identification initiatives,” said James B. DeBello, President and CEO of Mitek.

Mr. Aulet serves as the Managing Director of the Martin Trust Center for MIT Entrepreneurship at MIT and a senior lecturer at the MIT Sloan School of Management. Prior to the director position at MIT, Mr. Aulet served as Senior Vice President and Chief Financial Officer at NASDAQ-listed Viisage Technology, a security technology company with a dual focus in the areas of drivers’ licenses and facial recognition. During his tenure at Viisage, the company developed a new strategy, overhauled its operations, made three major acquisitions, executed two major fundraising rounds and as a result, its market value increased from $50 million to more than $500 million. He also served as President and Director of SensAble Technologies, during which the company won more than 24 awards for its innovative products and strong business foundation. Mr. Aulet holds a Bachelor’s in Engineering from Harvard College and a Master’s of Science in Management from MIT.

About Mitek

Headquartered in San Diego, CA, Mitek (NASDAQ: MITK) is the leading innovator of mobile imaging for financial transactions and identification. Mitek’s patented mobile photo technology automatically captures images of financial and personal documents and then extracts relevant data. This enables consumers to use the Camera as a Keyboard™ to reduce friction for mobile check deposit, account opening, bill payment, insurance quoting, and many other use cases. This innovative technology is licensed by more than 3,000 organizations and used by tens of millions of consumers enabling increased customer acquisition, retention and operational efficiency. www.miteksystems.com MITK-F

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Ann Reichert

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pr@miteksystems.com

Katherine Verducci

MIX Public Relations

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